EXHIBIT 99.2

                                            FOR:   Consolidated Graphics, Inc.

                                    APPROVED BY:   Ronald E. Hale, Jr.
                                                   Vice President & Treasurer
                                                   (713) 529-4200

                                        CONTACT:   Betsy Brod/Nancy Healy
                                                   Media: Stan Froelich
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

FOR IMMEDIATE RELEASE

                 CONSOLIDATED GRAPHICS ANNOUNCES COMPLETION OF
                      GEYER PRINTING COMPANY ACQUISITION

     HOUSTON, TEXAS - October 3, 1997 -- Consolidated Graphics, Inc. (NYSE/CGX) today announced that it has completed the acquisition of Geyer Printing Company in Pittsburgh, Pennsylvania in a stock-for-stock transaction. Geyer, founded in 1909, is one of the leading commercial printing companies in Pittsburgh.

     Commenting on the announcement, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, said, "Geyer Printing Company is a market leader in Pittsburgh and Western Pennsylvania and is a welcome addition to Consolidated Graphics. Pittsburgh represents another new market for us, and with our acquisition of Geyer, we continue our nationwide expansion and our strategy of acquiring profitable companies with strong management teams."

     With the completion of the Geyer transaction and the Company's other pending announced acquisitions, Consolidated Graphics will have 26 companies nationwide with annualized revenues in excess of $250 million.

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale.

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